UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2013

JOHN B. SANFILIPPO & SON, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-19681	36-2419677
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1703 North Randall Road, Elgin, Illinois 60123-7820

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (847) 289-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

John B. Sanfilippo & Son, Inc. (the “Company”) submits the following information:

Item 8.01. Other Events.

On February 1, 2013, the Company closed on the sale of certain of its intellectual property assets and other assets (the “ARMA Assets”) to ARMA Energy, Inc. (“AEI”). In connection with the sale of the ARMA Assets, the Company received capital stock of AEI and a promissory note from AEI (the “Note”). The sale and other related transactions were not material to the Company’s financial condition, result of operations or cash flows.

In connection with the sale of the ARMA Assets, the Company entered into a Consent and Fourth Amendment to Credit Agreement (the “Fourth Amendment”) with Wells Fargo Capital Finance, LLC (f/k/a Wells Fargo Foothill, LLC), as a lender and the administrative agent (“Wells Fargo”), and Southwest Georgia Farm Credit, ACA, as a lender (and together with Wells Fargo, the “Lenders”), that amended that certain Credit Agreement, dated February 7, 2008, by and among the Company and the Lenders (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”). The Fourth Amendment is not a material amendment to the Credit Agreement.

The Fourth Amendment permitted the Company to sell the ARMA Assets to AEI and invest in the capital stock of AEI. As part of the Company’s transactions with AEI, the Lenders received a security interest in (i) the capital stock of AEI held by the Company and (ii) the Company’s Note.

Pursuant to the Fourth Amendment, the Lenders consented to the release of their lien on the ARMA Assets sold to AEI by the Company, subject to the terms and conditions set forth therein. The Fourth Amendment requires that all principal payments received by the Company from AEI under the Note be paid to the Lenders as prepayment on the Company’s outstanding principal amount under the Credit Agreement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The exhibit filed herewith is listed in the Exhibit Index which follows the signature page of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHN B. SANFILIPPO & SON, INC. (Registrant)

Date: February 1, 2013	By:	/s/ Michael J. Valentine
	Name:	Michael J. Valentine
	Title:	Chief Financial Officer and Group President

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 99.1	Consent and Fourth Amendment to Credit Agreement, dated January 22, 2013, by and among John B. Sanfilippo & Son, Inc., Wells Fargo Capital Finance, LLC (f/k/a Wells Fargo Foothill, LLC), as a lender and the administrative agent and Southwest Georgia Farm Credit, ACA, as a lender.